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                                                                    Exhibit 99.1

                                (HOMESTORE LOGO)


                    HOMESTORE AND CENDANT REACH SETTLEMENT
                   Companies Solidify Ongoing Relationship

WESTLAKE VILLAGE, CALIF. - AUGUST 6, 2003 - Homestore Inc. (NASDAQ SCM:
HOMS), the leading provider of real estate media and technology solutions, announced today that it has settled a dispute with Cendant Corporation (NYSE:
CD) and certain of its affiliates (collectively, "Cendant") arising out of Homestore's(R) 2001 acquisition of Move.com Inc. and Welcome Wagon International Inc. (together, the "Move.com Group") from Cendant. The settlement also terminated and replaced several agreements that Homestore and Cendant entered into at the time of and following the original transaction.

Homestore's chief executive officer, Mike Long commented, "We are pleased to have reached an agreement that solidifies our relationship with Cendant, and its real estate brands. Cendant's franchisees can continue to access the largest online audience of potential homebuyers through Homestore's family of Web sites, and consumers can continue to find Cendant's real estate listings on Realtor.com. We value our relationship with Cendant and look forward to continuing our service to them as we provide them with leading edge real estate marketing solutions."

Pursuant to the settlement, Cendant agrees not to sue Homestore or its officers, directors or certain related parties for certain claims relating to the Move.com Group transaction and the prior restatement of Homestore's financial statements, and Homestore releases Cendant from all claims relating to the Move.com Group transaction. The settlement agreement is supported by several agreements relating to Homestore's common stock, property listings, and software products and services. Homestore has agreed to register approximately 18.3 million shares of Homestore common stock currently owned by Cendant. Homestore is subject to certain financial penalties if the registration statement is not effective by October 14, 2003. As part of the agreement, Cendant has granted Homestore an option to purchase up to approximately 7.26 million of those shares at fair market value established at the time of exercise. The option expires in 60 days. The parties also terminated a stockholders agreement between them that contained a standstill provision under which Cendant had agreed not to acquire additional Homestore


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HOMESTORE AND CENDANT                                                     PAGE 2
REACH SETTLEMENT


stock, a requirement that Cendant vote its Homestore(R) stock in proportion to the vote of all other stockholders and restrictions on Cendant's ability to sell its Homestore stock.

A new non-exclusive data license agreement has also been signed replacing an older agreement that gave Homestore exclusive rights to display Cendant's property, agent and broker data on Homestore Web sites. Homestore has historically received such listings data for its Realtor.com(R) Web site from separate arrangements with Multiple Listing Services ("MLSs") and other sources and expects to continue doing so in the foreseeable future.

Under the terms of the new software agreement, Cendant receives a license to use the source code for certain of Homestore's Top Producer(R) Online(TM) software products. Cendant may use the source code to maintain, modify, and upgrade the customized Top Producer Online software products previously licensed to Cendant. Additionally, Homestore will, for a fee, provide maintenance support to Cendant for Top Producer Online software products.

Homestore has no out-of-pocket costs for the settlement with Cendant other than costs in registering Cendant's existing common stock, prepayment of an obligation under an existing insurance contract totaling about $1.5 million and expenses incurred in negotiating the settlement. Homestore does have contingent obligations to Cendant depending upon Cendant's eventual status in the class action shareholder litigation and its ability to register Cendant's shares of Homestore common stock.

In addition, Homestore has relinquished certain data rights under the terminated Master Operating Agreement with Cendant and rights under other agreements that were entered into at the time of the Move.com Group acquisition. As a result, certain intangible assets associated with those rights no longer have value and accordingly Homestore will record a $12.2 million one-time, non-cash, impairment charge in its second quarter financial statements that will be released by August 14, 2003.

For additional information regarding Homestore's settlement with Cendant, see "Homestore Settlement with Cendant - Questions & Answers," dated August 6, 2003, available on Homestore's Web site at http://ir.homestore.com under the FAQ section tab and as furnished on Form 8-K with the Securities and Exchange Commission.


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HOMESTORE AND CENDANT                                                     PAGE 3
REACH SETTLEMENT


CONFERENCE CALL

Homestore also announced that it will discuss its settlement with Cendant, as well as its second quarter results, in a conference call with financial analysts and institutions on Wednesday, August 13, 2003, at 1:45 p.m. PDT (4:45 p.m.
EST). The call will be simultaneously broadcast on Homestore's Web site at http://ir.homestore.com/ under "Event Calendar". Windows Media Player software is required and is obtainable at no cost. Please connect to the above site ten minutes prior to the call to load any necessary audio software. A replay of the call will be available in the same section of the company's Web site.

ABOUT HOMESTORE

Homestore Inc. (NASDAQ SCM: HOMS) is the leading provider of real estate media and technology solutions. The company operates the number one network of home and real estate Web sites including flagship site Realtor.com(R), the official Web site of the National Association of Realtors(R); HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders; Homestore(R) Apartments & Rentals; Senior Housing; and Homestore.com(R), a home information resource. Homestore's print businesses are Homestore Plans and Publications(TM) and Welcome Wagon(R). Homestore's professional software divisions include Computers for Tracts(TM), Top Producer(R) Systems and WyldFyre(TM) Technologies. For more information: http://ir.homestore.com.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, including information about management's view of Homestore's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Homestore, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Homestore files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks.

Neither this press release nor the "Homestore Settlement with Cendant - Questions & Answers," dated August 6, 2003, available on Homestore's website, constitute an offer of any securities for sale.

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Contacts:

Robert L. Carl                           Linda Press
Vice President, Investor Relations       Pondel Wilkinson MS&L
Homestore, Inc.                          323-866-6039
805-557-2303                             lpress@pondel.com
robert.carl@homestore.com